Exhibit 10.1

OFFICE LEASE

5211 CASCADE ROAD, S.E.

ADA, MICHIGAN

PROFESSIONALS DIRECT INSURANCE SERVICES, INC.,
TENANT

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20.	Estoppel Certificate	23

21.	(Intentionally Deleted)	23

22.	Additional Rent	23

23.	Real Estate Brokers	27

24.	Subordination and Attornment	28

25.	Notices	29

26.	Miscellaneous	30

27.	Environmental	32

28.	Right of First Refusal to Lease Annex	32

29.	Right of First Refusal to Purchase	33

30.	Tenant Allowances	33

31.	Right to Use and Store Office Furniture	34

32.	Landlord's Right to Recapture a Portion of the Premises	34

33.	Amendment to Tenant's Share of Operating Costs	34

EXHIBIT A FLOOR PLAN OF THE PREMISES		A-1

EXHIBIT A-1 LEGAL DESCRIPTION OF LAND		A-2

EXHIBIT B RULES AND REGULATIONS		B-1

EXHIBIT C OFFICE FURNITURE		C-1

EXHIBIT D ANNEX IMPROVEMENTS		D-1

EXHIBIT E TENANT’S LEASEHOLD IMPROVEMENTS		E-1

EXHIBIT F OPERATING COSTS FOR 2003, 2004 AND 2005		F-1

EXHIBIT G VAN WYK RIGHT OF FIRST REFUSAL		G-1

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OFFICE LEASE

1. BASIC LEASE PROVISIONS AND IDENTIFICATION OF EXHIBITS

1.01	BASIC LEASE PROVISIONS

	A.	BUILDING AND ADDRESS:	5211 Cascade Road, S.E. Ada, Michigan

	B.	LANDLORD AND ADDRESS:	FAIRPLAIN DEVELOPMENT CO., a Michigan limited partnership 2985 Willowrun Street Hudsonville, MI 49426

	C.	TENANT AND NOTICE ADDRESS:	PROFESSIONALS DIRECT INSURANCE SERVICES, INC. 161 Ottawa Avenue, N.W., Suite 607 Grand Rapids, MI 49503

	D.	MANAGER AND ADDRESS:	(Same as Landlord above)

	E.	COMMENCEMENT DATE OF LEASE:	March 22, 2006

		RENT COMMENCEMENT DATE OF LEASE:	July 1, 2006

	F.	LEASE TERM:	Ten (10) Lease Years, subject to Tenant’s options to renew (Article 3)

	G.	EXPIRATION DATE OF TERM:	June 30, 2016, subject to Tenant’s options to renew (Article 3)

	H.	INITIAL MONTHLY BASE RENT:	Ten and 50/100ths Dollars ($10.50) per rentable square foot annually, subject to increase (see Article 4)

	I.	RENTABLE AREA OF THE PREMISES:	10,877 rentable square feet

	J.	FLOOR:	Entire 2nd Floor except for Annex, subject to Tenant’s right of first refusal (Article 28)

	K.	TENANT’S BROKER:	Prime Development Company

	L.	LANDLORD'S BROKER:	Grubb & Ellis/Paramount Property

	M.	TENANT’S SHARE OF OPERATING COSTS:	23.74% (10,877/45,814), subject to Article 33

	N.	INITIAL ESTIMATE OF TENANT’S SHARE OF OPERATING COSTS PER MONTH:	$ 4,985.29

	O.	PERMITTED USE:	General Office Use

1.02	IDENTIFICATION OF EXHIBITS

The exhibits set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A	-- Floor Plan of the Premises
EXHIBIT A-1	-- Legal Description of the Land
EXHIBIT B	-- Rules and Regulations
EXHIBIT C	-- Office Furniture
EXHIBIT D	-- Annex Improvements
EXHIBIT E	-- Tenant’s Leasehold Improvements
EXHIBIT F	-- Operating Costs for Prior Years
EXHIBIT G	-- VanWyk Corporation Right of First Refusal

2. PREMISES AND TERM
2.01 LEASE OF PREMISES

Landlord leases to Tenant and Tenant leases from Landlord the premises (“Premises”) shown on Exhibit A which are contained in the office building (“Building”) located at the address stated in Section 1.01 A, upon the following terms and conditions. For purposes of this Lease, “Complex” shall mean all land, buildings and improvements including the “Common Areas” (defined in Section 6.03) associated with the Building located on the real property described in Exhibit A-1. The Rentable Area of the Premises is as shown on Exhibit A and contains the Rentable Area as stated in Section 1.01 I. Unless within thirty (30) days after the Commencement Date Tenant notifies Landlord in writing of any objection to the Rentable Area of the Premises, the square footage set forth in Section 1.01 I shall be deemed final and accepted as correct. If, within thirty (30) days after the Commencement Date, Tenant notifies Landlord in writing that Tenant disputes the Rentable Area of the Premises set forth in Section 1.01 I, an architect mutually acceptable to Landlord and Tenant shall measure, at Tenant's cost, the actual square foot area of the Premises. Within ten (10) days following completion of the foregoing measurement and calculation, Landlord and Tenant shall execute an amendment to this Lease, setting forth the Rentable Area of the Premises and adjusting the rental and other terms accordingly.

2.02 TERM

This Lease shall commence on the date on which Landlord and Tenant execute this Lease (the "Commencement Date"). Notwithstanding the foregoing, the term of this Lease (“Term”) and Tenant's obligation to pay Rent shall commence on July 1, 2006 (the “Rent Commencement Date”). The Term shall expire on the date (“Expiration Date”) stated in Section 1.01 G unless renewed or sooner terminated as otherwise provided in this Lease.

The first Lease Year shall begin on the Rent Commencement Date. Each Lease Year shall be for a period of twelve (12) calendar months and shall continue from Lease Year to Lease Year until termination or expiration of the Lease.

3. OPTIONS TO RENEW

Provided that Tenant is not in default under this Lease beyond any applicable cure period at the end of the initial Lease term or the relevant renewal term, as the case may be, Tenant shall have the right to renew the term of this Lease for three (3) succeeding periods of five (5) Lease Years each by giving Landlord written notice of Tenant’s intent to renew the Lease at least one hundred eighty (180) days prior to the expiration of the initial Lease term or the relevant renewal term, as the case may be. The renewal shall be on the same terms and conditions as contained in this Lease, except that there shall be no renewal term after the third renewal term. If Tenant exercises a renewal option but Tenant is in default under this Lease beyond any applicable cure period at the end of the Lease term during which Tenant purportedly exercised its renewal option, Tenant shall be deemed for all purposes not to have exercised its renewal option for the forthcoming renewal term. The word "term" as used in this Lease shall include the initial term and the renewal term unless the context clearly otherwise requires.

4. RENT

Tenant agrees to pay to Landlord, at the office of the Landlord's building manager (“Manager”), or at such other place as may designated by Landlord upon not less than thirty (30) days’ written notice to Tenant, without any prior notice or demand and without any deduction whatsoever except as provided in Article 30 below and elsewhere in this Lease, base rent at the initial monthly rate referenced in Section 1.01 H (“Monthly Base Rent”) commencing on the Rent Commencement Date. Tenant shall pay Landlord Monthly Base Rent in accordance with the following schedule of Lease Years:

Year One:	Tenant shall pay Landlord rent at the rate of $10.50 per rentable square foot per year, payable $9,517.38 per month ($114,208.50 per year), subject to the abatement described later in this Section.

Year Two:	Tenant shall pay Landlord rent at the rate of $10.71 per rentable square foot per year, payable $9,707.72 per month ($116,492.67 per year).

Year Three:	Tenant shall pay Landlord rent at the rate of $10.92 per rentable square foot per year, payable $9,898.07 per month ($118,776.84 per year).

Year Four:	Tenant shall pay Landlord rent at the rate of $11.14 per rentable square foot per year, payable $10,097.48 per month ($121,169.78 per year).

Year Five:	Tenant shall pay Landlord rent at the rate of $11.37 per rentable square foot per year, payable $10,305.96 per month ($123,671.49 per year).

Year Six:	Tenant shall pay Landlord rent at the rate of $11.59 per rentable square foot per year, payable $10,505.37 per month ($126,064.43 per year).

Year Seven:	Tenant shall pay Landlord rent at the rate of $11.82 per rentable square foot per year, payable $10,713.85 per month ($128,566.14 per year).

Year Eight:	Tenant shall pay Landlord rent at the rate of $12.06 per rentable square foot per year, payable $10,931.39 per month ($131,176.62 per year).

Year Nine:	Tenant shall pay Landlord rent at the rate of $12.30 per rentable square foot per year, payable $11,148.93 per month ($133,787.10 per year).

Year Ten:	Tenant shall pay Landlord rent at the rate of $12.55 per rentable square foot per year, payable $11,375.53 per month ($136,506.35 per year).
First Renewal Term:
Base Rent shall continue to increase each year during the First Renewal Term by 2% over the Base Rent payable during the immediately preceding Lease Year, and shall be paid in twelve (12) equal monthly installments.

Second Renewal Term:
Base Rent shall continue to increase each year during the Second Renewal Term by 2% over the Base Rent payable during the immediately preceding Lease Year, and shall be paid in twelve (12) equal monthly installments.

Third Renewal Term:
Base Rent shall continue to increase each year during the Third Renewal Term by 2% over the Base Rent payable during the immediately preceding Lease Year, and shall be paid in twelve (12) equal monthly installments.

Tenant shall also pay, as Additional Rent, Tenant's Share of Operating Costs pursuant to Article 22. Monthly Base Rent and Additional Rent shall be paid monthly in advance on or before the first day of each month of the Term. Monthly Base Rent and/or Additional Rent shall be prorated on a per diem basis for partial months during the Term. All charges, costs and sums required to be paid by Tenant to Landlord under this Lease, in addition to Additional Rent, shall be considered additional rent, and Monthly Base Rent and Additional Rent shall be collectively called “Rent”. Except as otherwise provided in this Lease, Tenant's covenant to pay Rent shall be independent of every other covenant in this Lease.

Notwithstanding anything contained in this Article to the contrary, Landlord and Tenant acknowledge and agree that the Monthly Base Rent of Tenant shall be abated during the first Lease Year and that Tenant's obligation to pay Monthly Base Rent shall commence upon the commencement of the second Lease Year; provided, however that in the event that Tenant is in default under this Lease after the expiration of any applicable cure period and Landlord elects on account of such default to terminate this Lease in accordance with Section 12.03 of this Lease at any time before the expiration of the tenth (10th) Lease Year (or if a court of competent jurisdiction determines that this Lease was so terminated), then upon such termination by Landlord, any Monthly Base Rent that had been previously abated during the first Lease Year shall be immediately due and owing by Tenant to Landlord. Tenant shall have no obligation to pay previously abated Monthly Base Rent during the first Lease Year for any termination of this Lease occurring at any time during any Renewal Term.

Notwithstanding anything contained in this Article 4 or Article 22 to the contrary, Landlord and Tenant acknowledge and agree that Tenant shall prepay to Landlord upon the execution of this Lease the estimated amount of Tenant's Share of Operating Costs for the six (6) month period from the Rent Commencement Date through December 31, 2006 (being the amount of $29,911.75). Landlord and Tenant agree that the foregoing prepaid amount of Tenant's Share of Operating Costs shall be reconciled to the actual Operating Costs pursuant to the requirements of Section 22.04 of this Lease. Commencing on January 1, 2007 and continuing each month thereafter during the term of this Lease, Tenant shall pay to Landlord the Additional Rent required by Article 22 of this Lease. In addition to the foregoing Operating Costs prepayment to be made by Tenant upon the execution of this Lease, Tenant shall also deposit with Landlord upon the execution of this Lease the amount of Nine Thousand Seven Hundred and Seven and 72/100 Dollars ($9,707.72) evidencing Tenant's Monthly Base Rent obligation for the month of July, 2007.

5. SERVICES

5.01 LANDLORD'S GENERAL SERVICES

So long as Tenant is not in default under this Lease beyond any applicable cure period, Landlord shall provide the following services in a manner consistent with the operation of a first class office building: (1) heat and air-conditioning in the Premises, Monday through Friday from 7:30 a.m. to 8:00 p.m. and Saturday from 8:00 a.m. to 1:00 p.m., excluding national holidays, to the extent necessary for the comfortable occupancy of the Premises based on a population density of not less than one person per 200 square feet of usable area and otherwise under normal office operations (unless Landlord is prohibited by law from doing so) and in the absence of the use of machines, equipment or devices which affect the temperature otherwise maintained in the Premises (other than lamps, lighting, small appliances, computers, Tenant’s file servers, and other machines and equipment normally found in a general business office); (2) city water (hot and cold) from the regular Building fixtures for drinking, lavatory and toilet purposes only; (3) electrical service for normal business usage for lamps, lighting, small appliances, computers, Tenant’s file servers, and other machines and equipment normally found in a general business office; (4) customary cleaning, mowing, grounds keeping, snow removal and trash removal in the “Common Areas” (hereinafter defined); (5) washing of windows in the Premises, inside and outside, at not less than approximately six-month intervals; and (6) adequate passenger elevator service in common with other tenants of the Building. Additional capacity or usage shall be provided upon Tenant’s written request if reasonably possible and at reasonable costs (to be paid by Tenant), as reasonably determined by Landlord.

5.02 ADDITIONAL AND AFTER-HOUR SERVICES

Landlord shall not be obligated to furnish any services or utilities, other than those stated expressly in this Lease. Landlord agrees to furnish utilities and elevator service after normal business hours at Tenant’s request. If Landlord furnishes services or utilities requested by Tenant in addition to those listed in Section 5.01 or at times other than those stated in Section 5.01, Tenant shall pay to Landlord as Rent, the prevailing reasonable charges for such services and utilities, within ten (10) days after billing or on the first (1st) day of the month after Tenant’s receipt of the invoice, whichever is later. If Tenant fails to make any such payment when due, Landlord may, upon the expiration of any applicable cure period and in addition to Landlord's other remedies under this Lease, discontinue any or all of such additional or after-hour services. No such discontinuance of any service shall result in any liability of Landlord to Tenant or be considered an eviction or a disturbance of Tenant's use of the Premises. Tenant shall be responsible for providing cleaning and janitorial services to the Premises.

5.03 DELAYS IN FURNISHING SERVICES

If as a result of any failure to furnish or delay in furnishing any of the services described in Section 5.01, the Premises are rendered substantially untenantable for a period of more than ninety-six (96) consecutive hours and Tenant does not occupy the Premises for the conduct of its normal business activities due to such untenantability, then, commencing upon the first day Tenant did not occupy the Premises for the conduct of its normal business activities due to such untenantability, Rent shall abate for the duration of such untenantability until Tenant is able to resume or does resume occupancy of the Premises for the conduct of its normal business activities. Tenant agrees that Landlord shall not be liable for damages for failure to furnish or delay in furnishing any service if attributable to any of the causes described in Section 26.05 and if not thus attributable, then only to the extent of abatement of Rent.

5.04 TELEPHONE

Tenant shall make arrangements directly with a telephone company for telephone service in the Premises desired by Tenant. Tenant shall pay for all telephone service used or consumed in the Premises, including the cost of installation, maintenance and replacement of any items. Tenant and its contractors shall have such access to the Common Areas, at no cost to Tenant, as is reasonably required to enable Tenant and its contractors to install, maintain, replace, and repair its telephone system.

5.05 (Intentionally omitted)

6. POSSESSION, USE AND ENJOYMENT

6.01 POSSESSION AND USE OF PREMISES

Tenant shall be entitled to possession of the Premises upon the execution of this Lease. Tenant shall be entitled to occupy and use the Premises for general office purposes only. At no time shall Tenant be permitted to occupy or use any portion of the Premises for a retail or discount stock brokerage firm, or for a firm or business whose principal business is the sale of securities, investment banking or stock brokerage. Tenant shall not occupy or use the Premises or permit the use or occupancy of the Premises for any purpose or in any manner, other than for general office purposes, which: (1) is unlawful or in violation of any applicable legal, governmental or quasi-governmental requirement, ordinance or rule (including the Board of Fire Underwriters); (2) may be dangerous to persons or property; (3) may invalidate or increase the amount of premiums for any policy of insurance affecting the Building or the Complex, and if any additional amounts of insurance premiums are so incurred, Tenant shall pay to Landlord the additional amounts on demand and such payment shall not authorize such use; (4) may create a nuisance, disturb any other tenant of the Building or the Complex or the occupants of neighboring property or injure the reputation of the Building or the Complex; or (5) violates the Rules and Regulations of the Building attached to this Lease as Exhibit B.

6.02 QUIET ENJOYMENT

So long as Tenant is not in default under this Lease beyond any applicable cure period, Tenant shall be entitled to peaceful and quiet enjoyment of the Premises, subject to the terms of this Lease.

6.03 COMMON AREAS

A.  For purposes of this Lease “Common Areas” shall mean all areas, improvements, space, equipment and special services in or serving the Complex provided by Landlord for the common or joint use and benefit of tenants, customers, and other invitees, including without limitation parking areas, driveways, entrances and exits, retaining walls, landscaped areas, pedestrian walk-ways, atriums, walls, stairs, sidewalks, washrooms, signs identifying or advertising the Complex, maintenance and utility rooms and closets, hallways, lobbies, elevators and their housing and rooms, common window areas, walls and ceilings in Common Areas, and trash or rubbish areas.

B.  So long as Tenant is not in default under this Lease beyond any applicable cure period, Tenant shall be entitled to use, in common with others entitled thereto, the Common Areas as may be designated from time to time by Landlord, subject however to the terms and conditions of this Lease and to the rules and regulations for the use thereof as may be prescribed from time to time by Landlord. No material alterations or modifications to the Common Areas that would have a material and adverse effect on Tenant’s use and enjoyment of the Leased Premises in accordance with this Lease may be made without Tenant’s written consent, such consent not to be unreasonably withheld. Landlord shall not use, or permit the use of, the Common Areas in any way that would have a material and adverse effect on Tenant’s use and enjoyment of the Leased Premises in accordance with this Lease.

C.  So long as Tenant is not in default under this Lease beyond any applicable cure period, Tenant shall at all times during the term of this Lease have the use of no less than forty (40) parking spaces in the parking lots of the Complex. In addition, to the extent that Tenant leases additional space from the Landlord in the Building, Tenant shall have the use of 3.3 additional parking spaces for each additional 1,000 usable square feet that Tenant leases in the Building.

7. CONDITION OF PREMISES

Tenant shall be conclusively presumed to have taken possession of the Premises and accepted the Premises in the condition existing on the date of this Lease, and to have waived all claims relating to the condition of the Premises; provided, however, that Tenant shall have the right to construct leasehold improvements in accordance with Article 10. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises, the Building, the Common Areas or the Complex and no representation regarding the condition of the Premises, the Building, the Common Areas or the Complex has been made by or on behalf of Landlord to Tenant, except as stated in this Lease.

8. ASSIGNMENT AND SUBLETTING

8.01 ASSIGNMENT AND SUBLETTING

Tenant shall not sublease the Premises, or assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the interest of Tenant in this Lease, in whole or in part, by operation of law, court decree, or otherwise, without Landlord’s prior written consent, such consent not to be unreasonably withheld. If Tenant desires to assign this Lease or enter into any sublease of the Premises, Tenant shall deliver written notice of such intent to Landlord, together with a copy of the proposed assignment or sublease for Landlord’s approval before the effective date of the proposed assignment or sublease. Landlord shall respond to Tenant’s request for approval of the proposed assignment or sublease within a reasonable time after Landlord’s receipt of such document. Any approved sublease shall be expressly subject to the terms and conditions of this Lease, and Tenant shall pay Landlord, for each month of the term of the sublease, promptly upon receipt by Tenant, fifty percent (50%) of the excess of all rent paid by the subtenant for such month over that portion of the Rent due under this Lease for said month which is allocable on a square footage basis to the space sublet. In the event of any approved sublease or assignment, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including (if this Lease is renewed) any renewal term of this Lease. Tenant is a wholly-owned subsidiary of Professionals Direct, Inc., a Michigan corporation (the “Parent Company”). No change in ownership, control, or management of the Parent Company shall constitute an assignment or sublease by the Tenant, and no change in the ownership, control, or management of the Parent Company shall require Landlord’s consent; however, any transaction which results in the Parent Company (or any entity resulting from a merger, consolidation, or other reorganization involving the Parent Company) owning less than 50.1% of the outstanding common stock of Tenant shall be considered an assignment of this Lease by Tenant. Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in connection with the proposed assignment or sublease, including without limitation attorneys' fees incurred in connection with review of the proposed assignment or sublease. For purposes of this Section, an assignment shall not be considered to include a change in Tenant resulting from a corporate merger, consolidation, or reorganization. Notwithstanding any provision in this Lease to the contrary, Landlord’s consent to any assignment of this Lease or subletting of all or any portion of the Premises shall not be required in the event of: (i) changes in beneficial ownership of Tenant; (ii) bona fide sale of Tenant’s assets; (iii) assignment or sublet to the Parent Company or another subsidiary or affiliate of Tenant or the Parent Company (including an successor to the Tenant or the Parent Company resulting from a merger, consolidation, or other reorganization involving the Tenant or the Parent Company).

Anything contained in the foregoing provisions of this Section to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

8.02  SUBLEASE RECAPTURE

If Tenant requests Landlord’s approval of any proposed sublease of the Premises, Landlord shall have the option to exclude the space that Tenant proposes to sublease from the Premises covered by this Lease, effective as of the proposed commencement date of sublease of said space by Tenant. Landlord may exercise said option by giving Tenant written notice within twenty (20) days after receipt by Landlord of Tenant's notice of the proposed sublease. If Landlord exercises said option, Tenant shall surrender possession of the proposed sublease space to Landlord on the effective date of exclusion of said space from the Premises covered by this Lease, and neither party hereto shall have any further rights or liabilities with respect to said space under this Lease. Effective as of the date of exclusion of any portion of the Premises covered by this Lease pursuant to this paragraph, (i) the Rent shall be reduced in the same proportion as the number of square feet of Rentable Area contained in the portion of the Premises so excluded bears to the number of square feet of Rentable Area contained in the Premises immediately prior to such exclusion, and (ii) the Rentable Area of the Premises specified in Section 1.01 I shall be decreased by the number of square feet of Rentable Area contained in the portion of the Premises so excluded, for all purposes under this Lease.

9. MAINTENANCE

9.01  LANDLORD'S MAINTENANCE

So long as Tenant is not in default under this Lease beyond any applicable cure period, Landlord shall maintain and make necessary repairs to the roof, structural elements and exterior windows of the Building and the Common Areas, and the electrical, plumbing, heating, ventilation and air conditioning systems of the Building and the Common Areas, except that:

A. Landlord shall not be responsible for the maintenance, repair or replacement of any such systems which were installed by Tenant; and

B. Tenant shall reimburse Landlord for the actual reasonable cost of performing any of such maintenance or repairs caused by the gross negligence or willful act of Tenant, its employees, agents, or subtenants, in excess of insurance proceeds, if any, actually collected by Landlord; provided that Landlord shall give Tenant at least ten (10) days’ written notice before incurring any such costs unless prevented from doing so by an emergency, and in case of such an emergency, Landlord shall notify Tenant in writing as soon as reasonably possible before incurring any such costs.

All of Landlord’s obligations in this Section shall be performed in a manner consistent with the operation of a first-class office building.

9.02 TENANT'S MAINTENANCE

Tenant, at its expense, shall keep and maintain the Premises in good order, condition and repair, and in its occupancy of the Premises Tenant shall comply with all applicable legal, governmental and quasi-governmental requirements, ordinances and rules (including the Board of Fire Underwriters), provided that Tenant shall not be obligated to perform any of Landlord’s obligations under this Lease. Tenant shall be responsible for the changing of all light bulbs within the Premises.

9.03 MAINTENANCE OF COMMON AREAS

The Common Areas shall be subject to the control, management, operation and maintenance of Landlord. Landlord shall have the right from time to time to establish, modify and enforce rules and regulations with respect to the Common Areas, subject to Article 18 below. Tenant agrees to comply with such rules and regulations, to cause its officers, agents, contractors and employees to so comply, and to make commercially reasonable efforts to cause its customers, invitees, concessionaires, suppliers and licensees to so comply. Unless otherwise limited by this Lease, Landlord shall have the right to construct, maintain and operate lighting and other facilities in and on the Common Areas; to grant third parties temporary rights of use thereof; from time to time to change the area, level, location or arrangement of parking areas and other facilities located in the Common Areas; to close all or any portion of the Common Areas to such extent as may, in the reasonable opinion of Landlord, be required to prevent a dedication thereof or accrual of any rights to any person or the public therein; to close temporarily all or any part of the parking areas or parking facilities; and to do and perform such other acts in and to the Common Areas as, in the exercise of good business judgment, Landlord shall determine to be advisable. Landlord will operate and maintain the Common Areas in a manner consistent with the operation of a first-class office building.

10. ALTERATIONS AND IMPROVEMENTS SUBSEQUENT
TO INITIAL OCCUPANCY

10.01 TENANT'S ALTERATIONS SUBSEQUENT TO INITIAL OCCUPANCY

Landlord consents to the Tenant’s leasehold improvements described in Exhibit E to this Lease. Tenant shall not, without the prior written consent of Landlord (such consent not to be unreasonably withheld), make or cause to be made any alterations, improvements, additions or installations in or to the Premises subsequent to the initial occupancy of the Premises by Tenant, other than the Tenant’s leasehold improvements described in Exhibit E. If Landlord so consents, before commencement of any such work or delivery of any materials into the Premises or the Building, Tenant shall furnish to Landlord for approval: architectural plans and specifications, names and addresses of all contractors, contracts, necessary permits and licenses, certificates of insurance and instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form and amount as may be satisfactory to Landlord. (The requirements of the preceding sentence shall not apply to completion of the Tenant’s leasehold improvements described in Exhibit E.) Tenant agrees to hold Landlord, the Manager and their respective agents and employees forever harmless against all claims and liabilities of every kind, nature and description which may arise out of or in any way be connected with such work. All such work (other than the work described in Exhibit E) shall be done only by contractors or mechanics approved in writing by Landlord (such approval not to be unreasonably withheld) and at such time and in such manner as Landlord may from time to time designate. Tenant shall pay the cost of all such work. Upon completion of such work, Tenant shall furnish Landlord with contractors' affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended or with other reasonable sufficient evidence showing that the cost of Tenant’s work has been paid. All such work shall be in compliance with all applicable legal, governmental and quasi-governmental requirements, ordinances and rules (including the Board of Fire Underwriters), and all requirements of applicable insurance companies. All such work shall be done in a good and workmanlike manner and with the use of good grades of materials including fire protection grades equivalent with those of the Building. Tenant shall permit Landlord, if Landlord so desires and at no cost to Tenant, to observe and inspect construction operations in connection with such work provided that Landlord does not interfere with or delay such operations; provided, however, that any such activities by Landlord and the approval or disapproval of the plans and specifications for such work in any situation shall not constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant's intended use or impose any liability upon Landlord in connection with the performance of such work. All alterations, improvements, additions and installations to or on the Premises shall (subject to Article 13) become part of the Premises at the time of their installation and shall remain in the Premises at the expiration or termination of the term of this Lease, without compensation or credit to Tenant; provided, however, all such alterations, improvements, additions and installations shall remain the personal property of the Tenant for tax purposes during the Term of this Lease.

10.02 DECORATIVE ALTERATIONS

Notwithstanding the foregoing, nothing herein shall be deemed to require the Landlord's consent for decorative alterations such as installation of wall coverings, hanging of paintings, prints and other wall hangings, painting of walls or similar alterations affecting only the interior of the Premises.

10.03 LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Complex, the Building, the Common Areas, the land which comprises the Complex, the Premises, or any part of such property, arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within sixty (60) days after Tenant receives actual notice of such filing either have such lien or claim for lien released of record or shall deliver to Landlord a bond or other security in form, content, amount, and issued by a company reasonably satisfactory to Landlord indemnifying Landlord, Manager and others designated by Landlord against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien or claim for lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord's reasonable expenses and attorneys' fees.

10.04 SIGNS

Tenant shall not display any sign, notice, picture or advertising matter in or about the Building or the Premises at places visible from outside the Premises without Landlord’s prior written consent, such consent not to be unreasonably withheld; however, the name of Tenant may be displayed on the entrance door of the Premises in accordance with the Building standards as established by Landlord and applied equally to all tenants and occupants of the Building. Upon expiration or earlier termination of this Lease, Tenant shall remove any signs or advertising consented to by Landlord and shall repair any damage caused by the removal. Notwithstanding the foregoing, Landlord acknowledges that to the extent permitted by law and ordinance, Tenant shall be permitted to install a sign on the Building, a sign panel on the existing monument sign and an identification sign on the lobby signage; provided that the location of such signage shall be subject to Landlord's prior approval, which shall not be unreasonably withheld, and Tenant shall be responsible for the costs of installation, maintenance and removal of such signage.

11. WAIVER OF CLAIMS AND INDEMNITY

11.01 Intentionally Omitted

11.02 INDEMNIFICATION

Tenant agrees to indemnify, defend and hold harmless Landlord, the Manager, and their respective agents and employees, from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including attorneys’ fees), including those arising from any injury or damage to any person (including death), property or business (a) sustained in or about the Premises (b) resulting from the gross negligence or willful act of Tenant or its employees, agents, or subtenants, or the failure of Tenant to perform its obligations under this Lease (except that under no circumstances shall Tenant be liable for exemplary or consequential damages); provided, however, Tenant's obligations under this Section shall not apply to injury or damage resulting from the gross negligence or willful act of Landlord, the Manager or their respective employees, agents or contractors. Landlord agrees to indemnify, defend and hold harmless Tenant from and against any and all liabilities, claims, demands, costs and expenses of every kind and nature (including attorneys’ fees), including those arising from any injury or damage to any person (including death), property or business (a) sustained in or about the Common Areas of the Building or the Complex (b) resulting from the gross negligence or willful act of Landlord or its employees, agents, invitees, contractors, licensees or subtenants, or the failure of Landlord to perform its obligations under this Lease; provided, however, Landlord’s obligations under this Section shall not apply to injury or damage resulting from the gross negligence or willful act of Tenant or its employees, agents or contractors.

11.03 WAIVER OF SUBROGATION

Notwithstanding such waiver and indemnification or anything else to the contrary contained in this Lease:

A. Tenant shall not be responsible or liable to Landlord for any loss resulting from a peril for which insurance is required hereunder. Landlord shall cause its policy or policies of insurance to contain effective waivers of subrogation for the benefit of Tenant.

B. Landlord and the Manager shall not be responsible or liable to Tenant for any event, act or omission to the extent covered by insurance required to be obtained and maintained by Tenant with respect to the Premises and its use and occupancy thereof (whether or not such insurance is actually obtained or maintained) and the proceeds of such other insurance as is obtained and maintained by Tenant with respect to the Premises and to its use and occupancy thereof. Tenant shall cause its policy or policies of insurance to contain effective waivers of subrogation for the benefit of Landlord.

12. EVENTS OF DEFAULT

12.01 EVENTS OF DEFAULT

Each of the following shall constitute an event of default by Tenant under this Lease: (1) Tenant fails to pay any installment of Rent within five (5) days after its actual receipt (or refusal) of notice (as described in Section 25) from Landlord that the rent is overdue; (2) Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease to be observed or performed by Tenant and fails to cure such default within thirty (30) days after its actual receipt (or refusal) of written notice (as described in Section 25) from Landlord (but if the default is of such a nature that it cannot reasonably be cured within thirty (30) days, Tenant shall not be deemed to be in default so long as it commences the cure within the 30-day period and diligently attempts to cure); (3) the interest of Tenant in this Lease is levied upon under execution or other legal process; (4) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy code, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant's debts, or any petition is filed or other action is taken against Tenant to reorganize or modify Tenant's capital structure or upon the dissolution of Tenant, provided that in the case of any such petition or action filed against Tenant, such petition or proceeding is not dismissed within sixty (60) days after service of process on Tenant; (5) any assignment of Tenant's property is made by Tenant for the benefit of creditors; (6) a receiver is appointed for Tenant or Tenant's property provided that such receiver is not dismissed within sixty (60) days after service of process on Tenant; or (7) Tenant abandons the Premises for a period of not less than thirty (30) consecutive days.

12.02 LATE CHARGES

Any Rent not received by Landlord within five (5) days after receipt of notice from Landlord that the Rent is overdue shall be assessed a one-time late charge equal to five percent (5%) of the late payment. In addition, all Rent due and not paid before the expiration of any applicable grace period shall bear interest at the rate of twelve percent (12%) per annum (simple interest) from the date due (prior to any grace period for payment) until paid. Interest on such delinquent Rent shall be waived if not billed to Tenant in writing within thirty (30) days after such interest allegedly was incurred.

12.03 LANDLORD'S REMEDIES

Upon the occurrence of an event of default by Tenant under this Lease which remains uncured after the expiration of any applicable cure period, Landlord, at its option, without further notice or demand to Tenant, may in addition to all other rights and remedies provided in this Lease, at law or in equity:

(a) declare this Lease at an end, in which event Tenant shall immediately pay Landlord a sum of money equal to the total of (i) the amount of the unpaid rent accrued through the date of termination; (ii) the present value (discounted at 5% per year or, if higher, such other amount as may be required by Michigan law or standard jury instructions) of the amount by which the unpaid rent reserved for the balance of the term exceeds (A) the damages that could have been avoided by Landlord making reasonable efforts to mitigate its damages (net of the costs of such reletting) and (B) any benefits derived by Landlord arising from or as a result of Tenant’s breach; (iii) the amount of any rent previously abated during the first Lease Year pursuant to Article 4 of this Lease (but only if this Lease is terminated by Landlord before the expiration of the tenth (10th) Lease Year, or a court of competent jurisdiction determines that this Lease was so terminated); and (iv) any other amount necessary to compensate Landlord for all damages proximately caused by Tenant's failure to perform its obligations under the Lease (but in no event shall Tenant be liable for exemplary or consequential damages), or

(b) without terminating this Lease, relet the Premises, or any part thereof, for the account of Tenant upon such terms and conditions as Landlord may deem reasonably advisable, and any monies received from such reletting shall be applied first to the expenses of such reletting and collection, including necessary renovation and alterations of the premises, reasonable attorneys' fees, any real estate commissions paid, and thereafter toward payment of all sums due or to become due Landlord hereunder, and if a sufficient sum shall not be thus realized to pay such sums and other charges then accrued, Tenant shall pay Landlord any deficiency monthly, notwithstanding that Landlord may have received rental in excess of the rental stipulated in this Lease in previous months, and Landlord may bring an action therefor as such monthly deficiency shall arise.

No re-entry and taking of possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease, regardless of the extent of renovations and alterations by Landlord, unless a written notice of such intention is given to Tenant by Landlord or a court of competent jurisdiction determines otherwise. Notwithstanding any reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

Upon the filing of a petition by or against the Tenant under the Bankruptcy Code, the Tenant, as debtor and as debtor-in-possession, and any trustee who may be appointed agree as follows: (a) to perform each and every obligation of the Tenant under this Lease until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (b) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all rent and other charges otherwise due pursuant to this Lease; (c) to reject or assume this Lease within sixty (60) days of the filing of such petition; (d) to give the Landlord at least forty-five (45) days’ prior written notice of any proceeding relating to any assumption of this Lease; (e) to give at least thirty (30) days’ prior written notice of any abandonment of the Premises (any such abandonment to be deemed a rejection of this Lease); (f) to do all other things of benefit to the Landlord otherwise ordered by the United States Bankruptcy Court; and (g) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above. No default of this Lease by the Tenant, either prior to or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by the Landlord.

12.04 ATTORNEYS' FEES

Tenant shall pay, upon demand, all reasonable costs and expenses, including attorneys' fees, incurred by Landlord in enforcing Tenant's obligations under this Lease or resulting from Tenant's default under this Lease which remains uncured after the expiration of any applicable cure period. Landlord shall pay, upon demand, all reasonable costs and expenses, including attorneys’ fees, incurred by Tenant in enforcing Landlord's obligations under this Lease or resulting from Landlord's default under this Lease.

13. SURRENDER OF PREMISES

Upon the expiration or termination of this Lease or termination of Tenant's right of possession of the Premises, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition, ordinary wear excepted. Upon any termination, Tenant shall be entitled to remove from the Premises all unattached and moveable trade fixtures and personal property of Tenant without credit or compensation from Landlord, provided Tenant immediately shall repair all damage resulting from such removal and shall restore the Premises to a tenantable condition. In the event possession of the Premises is not immediately delivered to Landlord or if Tenant shall fail to remove any unattached and movable trade fixtures or personal property which Tenant is entitled to remove, Landlord may remove same without any liability to Tenant. Any movable trade fixtures and personal property which may be removed from the Premises by Tenant but which are not so removed upon the vacancy of the Premises shall be conclusively presumed to have been abandoned by Tenant and title to such property shall pass to Landlord without any payment or credit and Landlord may, at its option and at Tenant's expense (but after written notice to Tenant describing Landlord’s intended action), store and/or dispose of such property.

14. HOLDING OVER

Tenant shall pay Landlord 125% of the Additional Rent then applicable for each month or partial month (prorated on a daily basis) during which Tenant retains possession of the Premises, or any part of the Premises, after the expiration or termination of this Lease, or the termination of Tenant's right of possession of the Premises, and Tenant shall be deemed to be occupying the Premises as a month-to-month tenant. Tenant shall indemnify Landlord against all damages sustained by Landlord by reason of such retention of possession (but in no event shall

Tenant be liable for consequential or exemplary damages for remaining in possession after the expiration or termination of this Lease or Tenant’s right of possession of the Premises). The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord available under this Lease or by law.

15. DAMAGE BY FIRE OR OTHER CASUALTY

15.01 SUBSTANTIAL UNTENANTABILITY

If either the Premises, the Building or the Complex is rendered substantially untenantable by fire or other casualty, Landlord may elect by giving Tenant written notice within sixty (60) days after the date of said fire or casualty, either to: (1) terminate this Lease as of the date of the fire or other casualty; or (2) proceed to repair or restore the Premises, the Building or the Complex (other than leasehold improvements and personal property installed by Tenant), to substantially the same condition as existed immediately prior to such fire or casualty.

If Landlord elects to proceed pursuant to subsection (2) above, Landlord's notice shall contain construction contractor’s reasonable signed estimate of the cost of such repairs or restoration and the time required to substantially complete such repair or restoration, and shall be accompanied by such evidence of the Landlord’s ability to pay for such repairs and restoration as Tenant may reasonably request. If such estimate indicates that the time so required will exceed one hundred twenty (120) days from the date of the casualty, or if Landlord’s notice is not accompanied by the other items and information required by the preceding sentence, then Tenant shall have the right to terminate this Lease as of the date of such casualty by giving written notice to Landlord not later than twenty (20) days after the date of the Landlord's notice. If the contractor’s estimate indicates that the repair or restoration can be substantially completed within one hundred twenty (120) days, or if Tenant fails to exercise its right to terminate this Lease, this Lease shall remain in force and effect. Notwithstanding the contractor’s estimated timetable for substantial completion, if the repair of restoration is not substantially complete within one hundred twenty (120) days after the date of the casualty, Tenant shall have the right at any time thereafter until the repair or restoration is substantially complete to terminate this Lease as of the date of the casualty by written notice to Landlord.

If the Premises, the Building or the Complex is rendered substantially untenantable by Tenant (as defined below) because of fire or other casualty, Tenant may elect, by giving Landlord written notice within sixty (60) days after the date of said fire or other casualty, to terminate this Lease as of the date of the fire or other casualty. For purposes of this paragraph, Tenant shall be entitled to determine that the Premises have been rendered substantially untenantable by Tenant if Tenant, or its employees, contractors, clients, or invitees, are unable, for a period of seventy-five (75) consecutive days, or more, to occupy and use all or any material part of the Premises or the Common Areas for the normal conduct of its business, or to gain access to the Premises or the Common Areas by reasonable means.

15.02 INSUBSTANTIAL UNTENANTABILITY

If either the Premises, the Building or the Complex is damaged by fire or other casualty but is not rendered substantially untenantable, then Landlord shall diligently proceed to repair and restore the damaged portions thereof, other than the leasehold improvements and personal property installed by Tenant, to substantially the same condition as existed immediately prior to such fire or casualty, unless such damage occurs during the last twelve (12) months of the initial Term or any Renewal Term, in which case either party shall have the right to terminate this Lease as of the date of such fire or other casualty by giving written notice to the other party within thirty (30) days after the date of such fire or other casualty.

15.03 RENT ABATEMENT RELATED TO FIRE OR CASUALTY

If all or any part of the Premises are damaged by fire or other casualty and this Lease is not terminated, Monthly Base Rent and Additional Rent shall abate for all or that part of the Premises which are untenantable on a per diem and proportionate area basis from the date of the fire or other casualty until Landlord has substantially completed the repair and restoration work in the Premises which it is required to perform, obtained a certificate of occupancy or any other approval needed for Tenant to occupy the Premises and served on Tenant written notice of the completion of repairs and restoration; provided, that as a result of such fire or other casualty, Tenant does not occupy the portion of the Premises which are untenantable during such period for the normal conduct of its business.

15.04 TENANT'S RESTORATION

If all or any part of the Premises are damaged by fire or other casualty and this Lease is not terminated, Tenant shall promptly and with due diligence repair and restore the leasehold improvements and personal property previously installed by Tenant pursuant to this Lease.

16. EMINENT DOMAIN

16.01 PERMANENT TAKING

If all or any part of the Premises, the Building or the Complex is permanently taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation), which renders the Premises substantially untenantable, this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent and/or Additional Rent shall be apportioned as of such date. For purposes of this paragraph, Tenant shall be entitled to determine that the Premises are substantially untenantable by Tenant if Tenant, or its employees, contractors, clients, or invitees, are unable to occupy and use all or any material part of the Premises or the Common Areas for the normal conduct of its business, or to gain access to the Premises or the Common Areas by reasonable means, or if the number of parking spaces to which Tenant is entitled under this Lease is reduced. If Tenant reasonably determines that the Premises are or will be untenantable by Tenant as a result of a permanent taking, Tenant may elect, by giving Landlord written notice within sixty (60) days after receiving actual notice of a taking or a proposed taking, to terminate this Lease as of the date of the date of the taking.

16.02 INSUBSTANTIAL TAKING

If any part of the Premises, the Building or the Complex is taken or condemned for any public use or purpose (including a deed given in lieu of condemnation) and this Lease is not terminated pursuant to Section 16.01, Monthly Base Rent and Additional Rent shall be reduced for the period of such taking by an amount which bears the same ratio to Additional Rent then in effect as the number of square feet of Rentable Area in the Premises so taken or condemned, if any, bears to the number of square feet of Rentable Area specified in Section 1.01 I. Landlord, upon receipt and to the extent of the award in condemnation or proceeds of sale, shall make necessary repairs and restorations (exclusive of leasehold improvements and personal property installed by Tenant) to restore the Premises remaining to as near its former condition as circumstances will permit, and to the Building and Complex to the extent necessary to constitute the portion of same not so taken or condemned as a complete architectural unit. In the event of any taking or condemnation described in this Section 16.02, the Rentable Area of the Premises stated in Section 1.01 I and the Rentable Area of the Complex as specified in this Lease, shall be reduced, respectively, for all purposes under this Lease by the number of square feet of Rentable Area of the Premises, if any, and the Complex, if any, so taken or condemned as determined and certified by an independent professional architect selected by Landlord.

16.03 COMPENSATION

Landlord shall be entitled to receive the entire price or award from any such sale, taking or condemnation without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant's interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority an award in respect of the loss, if any, to leasehold improvements paid for by Tenant without any credit or allowance from Landlord, and for its business relocation expenses. Under no circumstances shall the Tenant be entitled to any compensation for the value of its leasehold estate.

17. TENANT’S INSURANCE

Tenant, at its expense, shall maintain in force during the Term:

A. Comprehensive general public liability Insurance, which shall include coverage for personal liability, contractual liability, tenant's legal liability, bodily injury (including death) and property damage, all on an occurrence basis with respect to the business carried on, in or from the Premises and Tenant’s use and occupancy of the Premises with coverage for any one occurrence or claim of not less than $2,000,000; and

B. All risk coverage insurance for the replacement value of Tenant's property (including fixtures, leasehold improvements and equipment) located in the Premises.

All insurance required to be maintained by Tenant shall be on terms and with insurers reasonably acceptable to Landlord. Landlord shall be named as a named insured, containing a cross liability endorsement with respect to the comprehensive general public liability insurance.

The insurer shall agree that the policy will not lapse or be canceled as to Landlord, except after not less than thirty (30) days’ prior written notice to Landlord of the intended change, lapse or cancellation. Tenant shall furnish to Landlord, upon reasonable written request certificates or other evidences acceptable to Landlord as to the insurance from time to time maintained by Tenant and the renewal or continuation in force of such insurance. Tenant may satisfy the requirements contained in this paragraph by an endorsement to any blanket policy of insurance maintained by Tenant otherwise in accordance with the provisions of this paragraph.

18. RULES AND REGULATIONS

Tenant agrees for itself and for its subtenants, employees and agents to comply with the rules and regulations attached hereto as Exhibit B. Landlord and Tenant agree that the Rules and Regulations may be amended in writing from time to time, provided that the amendments are not inconsistent with the terms of this Lease and the amendments are reasonable. Landlord shall enforce the Rules and Regulations, as amended from time to time, uniformly as to all tenants and occupants of the Building and the Complex. An amendment shall become a part of this Lease upon written notification to Tenant of the changes. If there is a conflict between any provision of this Lease and any provision of the Rules and Regulations as now or hereafter in effect, the provisions of this Lease shall supersede and prevail over the conflicting provisions of the Rules and Regulations.

19. LANDLORD'S RIGHTS

Landlord shall have the following rights exercisable without notice (except as expressly provided to the contrary) and without being deemed an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (1) to change the name or street address of the Building or the Complex, upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building and in and about the Complex; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) to display the Premises to prospective tenants upon reasonable advance notice to Tenant and at reasonable hours during the last 180 days of the term of this Lease, unless Tenant has duly exercised its renewal option for the forthcoming renewal term, if any; (5) to enter the Premises upon reasonable advance notice to Tenant and at reasonable hours for purposes of accessing any portion of the Annex that Tenant has not leased pursuant to Section 28 below for the purpose of showing such unleased Annex space to prospective tenants; (6) to change the arrangement of entrances, doors, corridors, elevators and stairs in the Building, provided that no such change shall materially adversely affect access to the Premises; (7) to grant to any party the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purposes permitted hereunder or affect, or cause Tenant to violate, any then existing contract; (8) to prohibit the placing of vending or dispensing machines of any kind in or about the Premises other than for the use by Tenant's employees; (9) to have access for Landlord and other tenants of the building to any mail chutes and boxes located in or on the Premises according to the rules of the United States Post Office; (10) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times under such regulations as Landlord prescribes for security purposes; (11) to take any and all reasonable measures, including inspections and repairs to the Premises (but only after reasonable written notice to Tenant and in the company of a Tenant representative if requested by Tenant) or to the Building, as may be necessary or desirable in the operation or protection thereof; (12) to retain at all times master keys or pass keys to the Premises; (13) to install, operate and maintain security systems which monitor, by closed circuit television or otherwise, all persons entering and leaving the Building or the Complex; (14) to install and maintain pipes, ducts, conduits, wires and structural elements located in the Premises which serve other parts or other tenants of the Building so long as such activities do not interfere with Tenant’s quiet enjoyment of the Premises during Tenant’s normal business hours; and (15) to inspect the Premises from time to time to determine compliance with Tenant's obligations under this Lease and to show the Premises to prospective purchasers or lenders (but in each case only after reasonable written notice to Tenant and in the company of a Tenant representative if requested by Tenant).

20. ESTOPPEL CERTIFICATE

Tenant shall from time to time, upon not less than twenty (20) days’ prior written request by Landlord or any mortgagee or ground lessor of the Complex, deliver to Landlord or such mortgagee or ground lessor a statement in writing certifying: (1) that to Tenant’s knowledge this Lease is unmodified and in full force and effect or, if Tenant is aware of any such modifications, that this Lease, as modified, is in full force and effect, unless such statements are untrue; (2) the amount of Additional Rent then payable under this Lease and the date to which Rent has been paid by Tenant; (3) that Landlord is not in default under this Lease or any work letter agreement, or, if in default, a description of such default(s); (4) that Tenant is or is not in possession of the Premises, as the case may be; and (5) such other information as may be reasonably requested which is readily available to Tenant from its own records without cost, inquiry, or reliance on others.

If in connection with any financing or assignment or subletting, Tenant desires a certificate from Landlord substantially as described above, Landlord shall execute and deliver to Tenant certificate(s) in substantially the form described above.

21. (Intentionally Deleted)

22. ADDITIONAL RENT

22.01 OPERATING COSTS

Except as limited by Section 22.02 below, Tenant shall pay as Additional Rent Tenant’s Share of Operating Costs incurred by Landlord during any calendar year. Such costs shall be prorated for any partial year. Tenant’s Share of Operating Costs is set forth in Section 1.01 M of the Lease. Operating Costs shall include Landlord’s direct and indirect costs and expenses of every kind and nature paid or incurred in the operation and management of the Building including, without limitation: all property taxes and assessments, real, personal, general and special (including expenses incurred in appealing the assessment for such taxes); water, sewer, electricity, gas and other sources of power for heating, lighting, ventilating and air conditioning (unless separately metered to individual tenants); insurance premiums (including premiums for fidelity bonds, plate glass insurance, liability insurance covering personal injury, death and property damage, fire insurance with extended coverage, business interruption insurance and workmen’s compensation insurance); property management fees; janitorial services for Common Areas; wages, salaries, fringe benefits and applicable taxes on the employer if work performed by Landlord’s employees; the cost of replacements to the Building; supplies consumed in connection with the cleaning and general maintenance; snow removal and exterior ground care; all costs and expense of operating, repairing, replacing, decorating, lighting, cleaning, painting and repainting, striping, surfacing and resurfacing, removing of rubbish and debris, policing, securing (including but not limited to all security equipment installed within the Building), regulating traffic, inspecting and depreciation of machinery and equipment used in the operation of the Building and adjacent parking areas; costs and expenses of operating, repairing, maintaining and replacing the parking areas; costs and expenses of replacement of paving, curbs, walkways, landscaping, drainage, and lighting facilities; costs and expenses of planting, replanting and replacing flowers and shrubbery; all repairs and general maintenance of the Building and appropriate reserves for all such costs and expenses in accordance with sound accounting practices.

Notwithstanding anything in this paragraph 22.01 to the contrary, the following items shall be specifically excluded from "Operating Costs":

1.	All costs incurred in connection with or directly related to the original construction of the Building or the Complex or any expansion or renovation thereof;

2.	Interest or payments on any financing for the Building and/or the Complex;

3.
Costs of correcting defects in, or inadequacy of the design and construction of, the Building and/or the Complex or repair and replacement of any of the original materials or equipment required as a result of such defects or inadequacies;

4.	Any expenses resulting from the gross negligence of the Landlord, its agents, servants or employees;

5.	The cost of any repair to remedy damage caused by or resulting from the gross negligence of any other tenants in the Building;

6	Reserves for anticipated future expenses;

7.	Legal and other fees, leasing commissions, advertising expenses and other costs incurred in connection with development or leasing of the Building or future releasing of the Building;

8.	Any items for which Landlord is reimbursed by insurance or otherwise compensated, including direct reimbursement by any tenant;

9.	Any bad debt loss, rent loss or reserves for bad debts or rent loss;

10.
The costs (or any depreciation or amortization thereof) of any alterations, additions, changes, replacements, improvements, repairs, fixtures, and equipment and other items which under generally accepted accounting principles consistently applied as pertaining to the real estate industry are properly classified as a capital expense, except that such capital expenditures may be included if allocated over the useful life of the component as determined by the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder;

11.	All interest and penalties incurred as a result of Landlord’s negligently failing to pay any bill as the same shall become due;

12.
Any and all costs associated with the operation of the business of the entity which constitutes Landlord, which costs are not directly related to the operation, management, maintenance and repair of the Building;

13.	All costs and expenses associated with removal and clean-up of asbestos, hazardous wastes or toxic substances unless caused by Tenant;

14.	Management fees in excess of four percent (4%) of base rent; and

15.	Expenses of renovating vacant or vacated space in the Building.

22.02 LIMITATION ON TENANT’S SHARE OF CAPPED OPERATING COSTS

Landlord estimates that Tenant's Share of Operating Costs for calendar year 2006 will be $5.50 per rentable square foot (i.e., 10,877 rentable square feet x $5.50 = $59,823.50 total estimated Operating Costs for calendar year 2006 ). The Operating Costs include the following market rate Operating Costs: (1) all real property taxes and assessments; (2) all costs for public sewer and water; (3) all costs for electricity and natural gas; (4) all charges for snow removal; (5) all EPS building security or other security charges for comparable security services; and (6) all premiums and costs for insurance coverage carried by the Landlord with respect to the Building and the Complex, including liability and property damage insurance. The market rate Operating Costs specified in clauses (1) through (6) of the preceding sentence are referred to below as the "Market Rate Operating Costs." All items now or hereafter constituting Operating Costs, other than the Market Rate Operating Costs, are referred to below as the "Capped Operating Costs." Notwithstanding any provision of this Lease to the contrary, at no time during the term of this

Lease shall Tenant’s Share of the Capped Operating Costs exceed Tenant’s Share of the "Capped Operating Costs Amount" described below for the relevant calendar year. The Tenant's Share of Capped Operating Costs Amount shall be One and 78/100 Dollars ($1.78) per rentable square foot for the 2006 calendar year and shall increase by two percent (2%) for 2007 (to $1.82 per rentable square foot) and by two percent (2%) for each calendar year thereafter during the term of this Lease.

22.03 PROJECTIONS

For purposes of calculating Operating Costs for any calendar year, Landlord may make reasonable estimates, forecasts or projections (collectively, the “Projections") of Operating Costs for such calendar year. Landlord’s initial estimate of Tenant’s Share of Operating Costs per month is stated in Section 1.01 N. Not less than ten (10) days prior to each Adjustment Date (each January 1 occurring within the Lease term), Landlord shall deliver to Tenant a written statement setting forth the projections of Operating Costs for the calendar year in which such Adjustment Date occurs and providing a calculation of the change in monthly installments of Rent to become effective as of the Adjustment Date; provided, however, that the failure of Landlord to provide any such statement shall not relieve Tenant from its obligation to continue to pay Additional Rent at the rate then in effect under this Lease, and if and when Tenant receives such statement from Landlord, Tenant shall (subject to Section 22.02 above) pay any increases in monthly Rent reflected thereby, effective retroactively to the most recently preceding Adjustment Date, or take a credit in the amount of any overpayment against the installments of monthly Rent next coming due.

22.04 READJUSTMENTS

On or about April 1st following the end of each Adjustment Year, or at such later time as Landlord shall be able to determine the actual amounts of Operating Costs for the Adjustment Year last ended, Landlord shall notify Tenant in writing of such actual amounts. The written notice shall detail and itemize all of the costs and expenses which constitute the Operating Costs, and shall separately identify the Capped Operating Costs and the Market Rate Operating Costs. If such actual amounts exceed the Projections for such Adjustment Year, then Tenant shall, within thirty (30) days after the date of such written notice from Landlord, pay to Landlord Tenant’s Share of the excess, subject to Section 22.02 above. The obligation to make such payments shall survive the expiration or earlier termination of the Term. If the total Additional Rent paid by Tenant during such Adjustment Year exceeds the amount thereof payable for such year based upon actual Operating Costs for such Adjustment Year, then Landlord shall credit such excess to installments of Additional Rent payable after the date of Landlord's notice until such excess has been exhausted, or if this Lease shall expire prior to full application of such excess, Landlord shall pay to Tenant the balance thereof not theretofore applied against Rent. No interest or penalties shall accrue on any amounts which Landlord is obligated to credit or to pay Tenant by reason of this Section if the credit or payment is made in accordance with this Lease.

22.05 BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Costs in accordance with sound accounting practices and shall retain such books and records for a period of one (1) year after the end of each calendar year during which such Operating Costs were paid or incurred. The books and records shall be available to Tenant for inspection upon prior reasonable notice.

22.06 NO DECREASES IN MONTHLY BASE RENT

Notwithstanding anything to the contrary contained in this Lease, Monthly Base Rent shall not be decreased below the amount set forth in Section 1.01 I.

22.07 AUDIT

Tenant shall have the right to audit Landlord’s notice or statement of Operating Costs at reasonable times after reasonable written notice, but not more often than once per year, and then only for the immediately prior year’s expenses. If the audit discloses an overstatement of five percent (5%) or more, Landlord shall reimburse Tenant for (or pay directly, as the case may be) the reasonable cost of the audit.

22.08 OPERATING COSTS FOR PRIOR YEARS

Landlord represents and warrants to Tenant that Exhibit F to this Lease sets forth the Operating Costs for calendar years 2003, 2004, and 2005. Landlord acknowledges that, in deciding to enter into this Lease, Tenant justifiably relied on the accuracy and completeness of the Operating Costs, as set forth in Exhibit F to this Lease, and that the accuracy and completeness of Exhibit F was a material inducement to Tenant’s decision to execute and deliver this Lease.

23. REAL ESTATE BROKERS

Tenant represents that, except for the broker set forth in Section 1.01 K hereof as Tenant's Broker and the broker set forth in Section 1.01 L as Landlord’s Broker, Tenant has not dealt with any real estate broker, salesperson, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant agrees to indemnify and hold harmless Landlord and the Manager from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation (except that in no event shall Tenant be liable for exemplary or consequential damages). Landlord shall be responsible for the payment of commissions to Tenant's Broker and Landlord's Broker set forth in Section 1.01 L pursuant to a separate written agreement.

24. SUBORDINATION AND ATTORNMENT

24.01 SUBORDINATION TO EXISTING SENIOR INTERESTS

This Lease and Tenant's rights under this Lease are subject and subordinate to any ground lease or underlying lease, first mortgage, or other first lien encumbrance or indenture affecting the Premises that is duly recorded in the Kent County Records as of the Commencement Date, together with any renewals, extensions, modifications, consolidations, and replacements of them (except to the extent that any such instrument expressly provides that this Lease is superior to it). This provision will be self-operative and no further instrument of subordination will be required in order to effect it. Nevertheless, Tenant will execute, acknowledge and deliver to Landlord, within twenty (20) days after written demand, which may be made by Landlord at any time and from time to time during the term of this Lease, such documents as may be reasonably requested by Landlord, and ground landlord or underlying lessor or any mortgagee, or any holder of a deed of trust or other instrument described in this paragraph, to confirm or effect any such subordination.

24.02 SUBORDINATION TO FUTURE ENCUMBRANCES

This Lease and Tenant's rights under this Lease shall be superior in all respects to any ground lease or underlying lease, first mortgage, or other first lien encumbrance or indenture affecting the Premises that is duly recorded in the Kent County Records at any time on or after the Commencement Date, together with any renewals, extensions, modifications, consolidations, and replacements of them; provided, however, that Tenant shall, within twenty (20) days after written request by Landlord, subordinate Tenant’s rights under this Lease to the interests of the holder of any such future encumbrance if and only if such holder has first delivered to Tenant a duly executed non-disturbance agreement in a form satisfactory to Tenant.

24.03 ATTORNMENT

If any holder of any mortgage, indenture, deed of trust, or other similar instrument described in Sections 24.01 or 24.02 succeeds to Landlord's interest in the Premises, Tenant will pay to it all rents payable under this Lease from and after the date that is thirty (30) days’ after Tenant receives written notice of the name and address of the successor to Landlord’s interest in the Premises. Tenant shall be entitled to rely on the authenticity of any such written notice it receives and Tenant shall be under no duty of inquiry. Tenant will, upon request of anyone so succeeding to the interest of Landlord, automatically become the Tenant of, and attorn to, such successor in interest without change in this Lease, subject to the terms and conditions of any applicable non-disturbance agreement. Such successor in interest will not be bound by (i) any payment of rent for more than one month in advance (other than the prepayment of Tenant’s Share of Operating Costs for the six-month period ending December 31, 2006, as described above), or (ii) any amendment or modification of this Lease made without its consent at any time after Tenant’s receipt of the written notice referred to above, or (iii) any claim against Landlord arising prior to the date on which such successor succeeded to Landlord's interests, or (iv) any claim or offset of Rent against the Landlord (subject to Article 30). Within twenty (20) days after written request, by such successor in interest and without cost to Landlord or such successor in interest, Tenant will execute, acknowledge, and deliver such instrument or instruments as may be reasonably requested confirming the attornment provided that the instrument of attornment also provides that such successor in interest will not disturb Tenant in its use and enjoyment of the Premises in accordance with this Lease so long as Tenant is not in default under this Lease after the expiration of any cure period.

24.04 NON-DISTURBANCE AGREEMENT

Not more than thirty (30) days after the Commencement Date, Landlord shall furnish to Tenant a non-disturbance agreement, in a form satisfactory to Tenant, duly executed by the holder of each and every lease, mortgage, or other lien or encumbrance that is superior to the interest of the Tenant under this Lease as of the Commencement Date. If Landlord fails to provide Tenant with such executed non-disturbance agreement(s), Tenant shall notify Landlord in writing and Tenant shall have, as its sole remedy, the right to terminate this Lease by written notice to Landlord at any time before the Rent Commencement Date.

25. NOTICES

All notices required or permitted to be given under this Lease shall be in writing and shall be deemed received two (2) business days after receipt or refusal (with a signed receipt or evidence of such refusal) of a notice delivered by United States Mail, postage prepaid and properly addressed, certified mail, return receipt requested, at the addresses shown in Section 1.01 (and, in the case of notices to Tenant, at the post office address of the Leased Premises) or such other address as either party may designate for itself from time to time by written notice to the other party. In addition, any notice may be given by hand delivery to the notice address of either party with a signed receipt (or evidence of refusal) obtained and such notice shall be deemed given upon the receipt of such signature or upon such refusal. Notice may also be given by overnight courier with a signed receipt (or evidence of refusal) obtained and such notice shall be deemed given upon the receipt of such signature or upon such refusal.

26. MISCELLANEOUS

26.01 ENTIRE AGREEMENT

This Lease and the Exhibits attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written. This Lease may not be altered, changed or amended except by instrument in writing signed by Landlord and Tenant.

26.02 NO OPTION

The execution of this Lease by Tenant and delivery of same to Landlord or Manager does not constitute a reservation of or option for the Premises or an agreement or offer to enter into a Lease; this Lease shall become effective only if and when Landlord executes and delivers same to Tenant. If Tenant is a corporation, it shall, if requested by Landlord, deliver to Landlord certified resolutions of Tenant's directors authorizing execution and delivery of this Lease and the performance by Tenant of its obligations hereunder.

26.03 ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant's right of possession of the Premises shall reinstate, continue or extend the Term.

26.04 BINDING EFFECT

This lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

26.05 FORCE MAJEURE

Neither party hereto shall be deemed in default with respect to any of the terms, covenants and conditions of this Lease, if such party fails to timely perform same and such failure is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, inability to procure materials, failure of power, restrictive governmental laws and regulations, riots, insurrections. war, fuel shortages, accidents, casualties, Acts of God, acts caused directly or indirectly by the other party (or such other party's agents, employees or invitees) or any other cause beyond the commercially reasonable control of the non-performing party; provided, however, except as may be specifically provided otherwise in this Lease, that nothing herein shall excuse Tenant's failure to pay Monthly Base Rent and/or Additional Rent or any other charges due to Landlord hereunder.

26.06 CAPTIONS

References in this Lease to a specific Article or Section shall be deemed to refer to the specified Article or Section of this Lease, unless otherwise specified or required by the context in which such reference appears. The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent or such Articles and Sections.

26.07 APPLICABLE LAW

This Lease shall be construed in accordance with the laws of the state of Michigan.

26.08 TIME

Time is of the essence with respect to this Lease and the performance of all obligations hereunder.

26.09 NO EXEMPLARY OR CONSEQUENTIAL DAMAGES

Notwithstanding any other provision of this Lease to the contrary, in no event shall Tenant be liable for exemplary or consequential damages for breach of any provision of this Lease.

26.10 RELATIONSHIPS

The relationship between Landlord and Tenant is that of landlord and tenant and nothing herein shall be construed to give rise to any other relationship including, without limitation, a creditor and debtor relationship.

26.11 INVALIDITY

If any term(s), condition(s), covenant(s), clause(s) or provision(s) herein contained shall operate or would prospectively operate to invalidate this Lease in whole or in part, then only such term(s), condition(s), covenant(s), clause(s), and/or provision(s) shall be held for naught as though not herein contained, and the remainder of this Lease shall remain operative and in full force and effect.

26.12  TRANSFER OF LANDLORD'S INTEREST

In the event of the sale, assignment or transfer by Landlord of its interest in the Building or in this Lease (other than a collateral assignment to secure a debt of Landlord) to a successor in interest who expressly assumes the obligations of Landlord hereunder, Landlord shall thereupon be released or discharged from all of its covenants and obligations hereunder, except such obligations as shall have accrued prior to any such sale, assignment or transfer; and Tenant agrees to look solely to such successor in interest of Landlord for performance of such obligations. Any securities given by Tenant to Landlord to secure performance by Tenant of its obligations hereunder may be assigned by Landlord to such successor in interest of Landlord; and, upon acknowledgment by such successor of receipt of such security and its express assumption of the obligation to account to Tenant for such security in accordance with the terms of the Lease, Landlord shall thereby be discharged of any further obligation relating thereto. Landlord's assignment of the Lease or of any or all of its rights herein shall in no manner affect Tenant's obligations hereunder. Landlord shall have the right to freely sell, assign or otherwise transfer its interest in the Building and/or this Lease.

27. ENVIRONMENTAL

Tenant shall indemnify Landlord against and hold Landlord harmless from all demands, claims, actions, causes of action, assessments, expenses, costs, damages, losses and liabilities,

including actual attorney’s fees and costs, incurred by Landlord as a result of any environmental damage, pollution or contamination of the Complex caused by Tenant’s occupancy of the Premises or any actions taken by Tenant on or concerning the Premises.

Landlord shall indemnify Tenant against and hold Tenant harmless from all demands, claims, actions, causes of action, assessments, expenses, costs, damages, losses and liabilities, including actual attorneys’ fees and costs, incurred by Tenant as a result of any environmental damage, pollution or contamination that was caused by Landlord or its predecessors in interest or by other tenants.

28. RIGHT OF FIRST REFUSAL TO LEASE ANNEX

So long as Tenant is not in default under this Lease beyond any applicable cure period, any time that Landlord receives an offer from a third party to lease all or any portion of the annex space located adjacent to the Premises on the second floor and shown on the attached Exhibit C (the "Annex"), Landlord shall so notify Tenant in writing. Tenant shall then have the right to add the applicable portion of the Annex to the Premises on the same terms and conditions as set forth in the offer from such third party. Tenant shall have a period of ten (10) days following receipt of Landlord’s notice within which it may notify Landlord in writing that Tenant elects to add the Annex space described in such offer to the Premises. If Tenant so notifies Landlord, Landlord and Tenant shall promptly enter into an amendment to the Lease adding the Annex space described in such offer and amending the rent and other provisions of this Lease accordingly. If Tenant does not so notify Landlord within the ten (10) day period, Tenant’s rights as to the applicable portion of the Annex shall cease and Landlord may lease the applicable portion of the Annex free of any rights of Tenant to such space. If Tenant elects to lease the applicable portion of the Annex, Landlord shall deliver the Annex space in question to Tenant in broom clean condition. Rent on the Annex shall be at the same rate as set forth in the offer from such third party and shall commence on the date Tenant occupies the space for the conduct of business. Notwithstanding the foregoing, Tenant shall not have the foregoing right of first refusal in the event that Van Wyk Corporation, or its assignee, is the party that makes an offer to Landlord to lease space in the Annex. In addition, Tenant acknowledges and agrees that to the extent that Tenant wishes to lease additional space located in the Annex, any such request to lease any portion of the Annex is subject to the right of first refusal that Van Wyk Corporation holds pursuant to its existing Sublease for certain space in the Building. The terms and conditions of such right of first refusal are attached to this Lease as Exhibit G.

29. RIGHT OF FIRST REFUSAL TO PURCHASE

So long as Tenant is not in default under this Lease beyond any applicable cure period, at any time that Landlord receives an offer from a third party to purchase the Building at a price and on terms and conditions that are satisfactory to Landlord, Landlord shall so notify Tenant in writing. Tenant shall then have the right to elect to purchase the Building at the same price and on the same terms and conditions as in that offer. Tenant shall have a period of ten (10) days following receipt of Landlord's notice within which to notify Landlord in writing whether Tenant elects to purchase the Building at such price and on such terms. If Tenant so notifies Landlord, Landlord and Tenant shall promptly enter into a purchase agreement for the Building at the same price and on the same terms contained in such offer. If Tenant does not so notify Landlord within such ten (10) day period, Tenant's rights as to the purchase of the Building shall cease and Landlord may sell the Building free of any rights of Tenant.

30. TENANT ALLOWANCES

Tenant acknowledges and agrees that Landlord is providing no Tenant allowance during the initial term of this Lease. To the extent that Tenant elects to renew the term of this Lease for one or both of the first two (2) renewal terms, Landlord shall pay to Tenant an allowance (the "Allowance") of Ten and 00/100 Dollars ($10.00) per square foot of usable area in the Premises for each of the first two (2) renewal terms. The "Usable Area" of the Premises is 9,458 square feet. Each Allowance shall only apply to the acquisition and installation of improvements or upgrades to the Premises in connection with the relevant renewal term and shall be payable by Landlord upon Tenant's delivery to Landlord of the relevant paid invoices detailing the foregoing costs and expenses. In addition, to the extent the Tenant elects to renew the term of this Lease for the third renewal term, Landlord shall provide the Tenant an Allowance of Five and 00/100 Dollars ($5.00) per square foot of usable area in the Premises pursuant to the same terms and conditions set forth above. If Landlord fails to pay the Allowance to Tenant in accordance with this Article 30 within thirty (30) days after written notice of such default has been delivered to Landlord, Tenant shall be entitled to set off the unpaid balance of the Allowance against the Rent next falling due under this Lease together with interest on the unpaid balance of the Allowance at the annual rate of twelve percent (12%), simple interest, from the date such payment was due until paid in full.

31. RIGHT TO USE AND STORE OFFICE FURNITURE

Landlord and Tenant acknowledge and agree that Tenant may use the existing office furniture currently located on the Premises and described on the attached Exhibit C (the "Office Furniture") so long as Tenant is not in default under this Lease beyond any applicable cure period. Landlord agrees that to the extent that the lowest level of the Annex is not being used by Landlord or occupied by any other tenants, Tenant may store certain of the Office Furniture in such lowest level of the Annex. Tenant agrees not to remove any of the Office Furniture from the Premises or the Annex and Tenant agrees that upon the expiration or termination of this Lease, Tenant shall return all of the Office Furniture to the Landlord in the same condition that existed as of the Commencement Date of this Lease, reasonable wear and tear excepted.

32. LANDLORD'S RIGHT TO RECAPTURE A PORTION OF THE PREMISES

If Landlord leases the Annex to a party other than Tenant, Landlord shall, before allowing such other party to occupy the Annex for any reason, install (at no cost to Tenant) a demising wall and/or vestibule for purposes of separating the Annex from the Premises as shown on the drawing attached as Exhibit D (the "Annex Improvements"). In connection with the Annex Improvements, Landlord shall recapture and reduce the Premises by the approximate amount of square footage shown on the attached Exhibit D. Landlord and Tenant shall, promptly upon written request by the other, enter into an amendment to this Lease memorializing the resulting reduction of the square footage of the Premises. For purposes of determining Rent and

Tenant's Share of Operating Costs under this Lease, the Premises shall be deemed to have been reduced by one hundred percent (100%) of the actual reduction in the square footage of the Premises. Notwithstanding the foregoing, Tenant acknowledges that there currently is no demising wall separating the Premises from the Annex, and that Landlord is under no obligation to construct the Annex Improvements (other than as provided above), and that, except as provided in Article 28 of this Lease, Tenant shall have no rights with respect to the Annex.

33. AMENDMENT TO TENANT’S SHARE OF OPERATING COSTS

As of the Commencement Date of this Lease, the lower level of the Annex is not occupied and none of the area of the lower level of the Annex is included in the denominator of the fraction used in this Lease to calculate the Tenant’s Share of Operating Costs (i.e., 10,877/45,814). If at any time and from time to time during the term of this Lease any portion of the lower level of the Annex is leased by a tenant for purposes other than the storage described in Article 31, Tenant’s Share of Operating Costs shall be recalculated for the term of such lease by adding to the denominator of the fraction referred to in the preceding sentence the leased rentable area in the lower level of the Annex. Landlord and Tenant shall, promptly upon written request by the other, enter into such amendment to this Lease memorializing the resulting changes in Tenant’s Share of Operating Costs.

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in 1.01E hereof.

LANDLORD:

FAIRPLAIN DEVELOPMENT CO., a Michigan limited partnership

By:	AMERMARK CORPORATION,
a Michigan corporation, General Partner

By:	/s/ Christopher N. Eggert
Christopher N. Eggert
Title: Vice President

TENANT:

PROFESSIONALS DIRECT INSURANCE SERVICES, INC.

By:	/s/ Stephen M. Tuuk
Stephen M. Tuuk
Title: President & Chief Executive Officer